Exhibit (b)

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC.

1585 Broadway

New York, New York 10036

CONFIDENTIAL

September 29, 2025

Genmab A/S

Carl Jacobsens Vej 30

2500 Valby

Denmark

Attention: Jan G. J. van de Winkel

Project Mercator

Commitment Letter

Ladies and Gentlemen:

Genmab A/S, a public limited liability company organized under the laws of Denmark (the “Borrower” or “you”), has advised Morgan Stanley Senior Funding, Inc. (together with any of its designated affiliates, “MSSF” and, together with any additional commitment parties added pursuant to the terms hereof, the “Commitment Parties”, “us” or “we”) that you intend to acquire, directly or indirectly, Target (as defined on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meanings ascribed to such terms in the Exhibits hereto, as applicable.

1.	Commitments.

In connection with the Transactions (as defined below), (a) MSSF (in such capacity, an “Initial Bank Lender” and, together with any additional initial lenders added pursuant to the terms hereof with respect to the Bank Facilities, the “Initial Bank Lenders”) hereby commits to provide 100% of the principal amount of each Bank Facility and (b) MSSF (in such capacity, the “Initial Bridge Lender” and, together with any additional initial lenders added pursuant to the terms hereof with respect to the Bridge Facilities, the “Initial Bridge Lenders” and, together with the Initial Bank Lenders, the “Initial Lenders”) hereby commits to provide 100% of the principal amount of each Bridge Facility, in each case (i) upon the terms set forth in this letter, the Transaction Summary attached as Exhibit A hereto and the Summary of Terms and Conditions attached as Exhibits B, C and D, respectively, hereto and (ii) the availability and Funding (as defined below) of which is subject only to the conditions set forth on Exhibit E hereto (such Exhibits A through E, including the annexes thereto, the “Term Sheets” and together with this letter, this “Commitment Letter”). As used herein, “Funding” means (x) with respect to the Initial Revolving Facility, the initial funding thereunder on the Closing Date, if any, and (y) with respect to the Term A Facility, the Term B Facility and each Bridge Facility, the funding thereunder on the Closing Date (and in each case, “Fund” has a meaning correlative thereto).

2.	Titles and Roles.

It is agreed that (a) MSSF will act as lead arranger and bookrunner for the Bank Facilities (acting in such capacities, a “Bank Lead Arranger” and, together with any Additional Arrangers (as defined below) added pursuant to the terms hereof with respect to the Bank Facilities, the “Bank Lead Arrangers”) and (b) MSSF will act as lead arranger and bookrunner for the Bridge Facilities (acting in such capacities, the “Bridge Lead Arranger” and, together with any Additional Arrangers added pursuant to the terms hereof with respect to the Bridge Facilities, the “Bridge Lead Arrangers” and, together with the Bank Lead Arrangers, the “Lead Arrangers”). It is further agreed that MSSF will act as (x) sole administrative agent and sole collateral agent for the Bank Facilities (in such capacities, the “Bank Agent”), (y) sole administrative agent and sole collateral agent for the Secured Bridge Facility (in such capacities, the “Secured Bridge Agent”) and (z) sole administrative agent for the Unsecured Bridge Facility (in such capacities, the “Unsecured Bridge Agent” and, together with the Bank Agent and the Secured Bridge Agent, the “Agents”).

It is understood and agreed that MSSF will have “left” placement in any marketing material or other documentation used in connection with each Facility, and in each case having the roles and responsibilities customarily associated with such name placement.

You agree that no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, and no other titles will be awarded, and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter (as defined below)), in connection with the Facilities unless you and MSSF shall so reasonably agree. Notwithstanding the foregoing, you may, on or prior to the date that is 33 business days after the date of this Commitment Letter, appoint (in consultation with MSSF) additional financial institutions to act as additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Arranger”) or confer other titles, in each case in respect of each of the Facilities, in a manner and with economics determined by you in consultation with MSSF; provided that each Additional Arranger (or its affiliate) shall participate in each of the Facilities, each Additional Arranger (or its affiliate) shall assume a proportion of the commitments with respect to each of the Term A Facility and the Initial Revolving Facility that is no less than the proportion of the commitments it assumes with respect to the other Facilities and you may not allocate more 60.0% in the aggregate of the commitments under the Term B Facility, the Secured Bridge Facility or the Unsecured Bridge Facility to such Additional Arrangers or their respective affiliates (it being understood that (x) (i) each such Additional Arranger (or its affiliate) shall assume a proportion of the commitments with respect to each Facility that is equal to the proportion of the economics in respect of such Facility that is so allocated to such Additional Arranger (or its affiliate) from MSSF as of the date hereof and (ii) to the extent you appoint an Additional Arranger or confer other titles in respect of the Facilities, the economics allocated to, and the commitment amount of, MSSF in respect of each Facility as of the date hereof will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Arranger (or its affiliate) in respect of such Facility and (y) after giving effect to this proviso, no Additional Arranger will be entitled to a percentage of economics in respect of any Facility that is greater than the percentage of economics applicable to MSSF with respect to such Facility), in each case upon the execution and delivery by such Additional Arranger of customary joinder documentation reasonably acceptable to you and us (which may be in the form of an amendment and restatement of this Commitment Letter) and, thereafter, such Additional Arranger and/or its affiliate shall constitute a “Commitment Party”, an “Initial Bank Lender”, an “Initial Bridge Lender”, an “Initial Lender”, a “Bank Lead Arranger”, a “Bridge Lead Arranger” and/or a “Lead Arranger”, as applicable, under this Commitment Letter and under the Fee Letter.

3.	Syndication.

We intend to syndicate each Facility to a group of lenders identified by us in consultation with you and acceptable to you (such consent not to be unreasonably withheld or delayed) (together with the Initial Lenders, the “Lenders”); it being understood and agreed that we will not syndicate to those persons that are (i) identified by you in writing to us on or prior to the date hereof, (ii) competitors of you or of any of your subsidiaries or competitors of Target or any of its subsidiaries (each, a “Competitor”) that are identified by you in writing (A) to us, on or prior to the date hereof or from time to time after the date hereof and prior to the Closing Date or (B) to the Agents from time to time after the Closing Date or (iii) an affiliate of any person described in clause (i) or (ii) above (other than, in the case of any Competitor, any of its affiliates that is a bona fide debt fund that purchases commercial loans or debt securities in the ordinary course of business, other than debt funds excluded pursuant to clause (i) above) that is (x) reasonably identifiable as such an affiliate solely on the basis of its name or (y) identified by you in writing (A) to us, on or prior to the date hereof or, in the case of affiliates of Competitors, from time to time after the date hereof and prior to the Closing Date or (B) to the Agents from time to time after the Closing Date (collectively, “Disqualified Institutions”); provided that any designation after the date hereof of any person as a Disqualified Institution shall become effective two business days after such designation; provided, further, that no such written identification of any Disqualified Institution pursuant to clause (i) or (ii) above after the Closing Date shall apply retroactively to disqualify any person from being a Lender to the extent that such person has already entered into a binding trade confirmation to become a Lender prior to such date; provided, further, that no Agent shall have any obligation to monitor the list of Disqualified Institutions or shall be liable for any failure to do so. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender, (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to make available and Fund its applicable percentage of the Facilities) in connection with any syndication, assignment or other transfer until after the closing and Funding of the Facilities, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Initial Lenders’ commitments in respect of the applicable Facilities until the closing and Funding of the Facilities, and (c) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

The Lead Arrangers intend to commence syndication efforts promptly, and from the date hereof until the earlier to occur of (x) a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 30 days after the Closing Date (such period, the “Syndication Period”), you agree to assist (and, to the extent appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement, to use your commercially reasonable efforts to cause Target to assist) the Lead Arrangers in completing a syndication reasonably satisfactory to such Lead Arrangers and you. Such assistance shall include (a) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your and your subsidiaries’ existing banking relationships (and, to the extent appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement, using your commercially reasonable efforts to cause the syndication efforts to benefit from Target’s and its subsidiaries’ existing banking relationships), (b) facilitating direct contact between appropriate members of your senior management, on the one hand, and the proposed Lenders, on the other hand (and, to the extent appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement, using your commercially reasonable efforts to ensure such contact between your non-legal advisors and appropriate members of senior management and non-legal advisors of Target, on the one hand, and the proposed Lenders, on the other hand), in all cases at times and locations to be mutually agreed upon, (c) your assistance and provision of information for use (and, to the extent appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement, using your commercially reasonable efforts to cause Target to assist and provide information for use) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other reasonable and customary marketing materials to be used in connection with the syndication of the Facilities, (d) the hosting, with the Lead Arrangers and appropriate members of your senior management, of a reasonable number of meetings of prospective Lenders (limited to one “bank meeting,” unless otherwise deemed reasonably necessary by the Lead Arrangers in consultation with you) at times and locations to be mutually agreed (which meetings may be held by videoconference) (and, to the extent appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement, using your commercially reasonable efforts to cause the senior management of Target to be available for such meetings), (e) during the Syndication Period, your ensuring that there is no competing issuance or incurrence of debt for borrowed money by or on behalf of you or your subsidiaries (and, to the extent appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement, your using commercially reasonable efforts to ensure that there are no competing issuances or incurrences of debt for borrowed money by or on behalf of Target or any of its subsidiaries) announced, offered, placed or arranged (in each case, other than (i) the Facilities, (ii) the Notes and Securities, (iii) borrowings under the Existing Facility Agreement (provided that the sum of the outstanding principal amount and the aggregate unused commitments thereunder at any time shall not exceed the sum of the outstanding principal amount and the aggregate unused commitments under the Existing Facility Agreement as of the date hereof), (iv) replacements, extensions and renewals of existing indebtedness maturing within one year, (v) any revolving credit facilities or working capital facilities, letters of credit, capital leases, purchase money indebtedness and equipment financings, in each case, incurred or issued in the ordinary course of business, (vi) any indebtedness of Target existing or permitted to be incurred and remain outstanding under the terms of the Acquisition Agreement, and (vii) other indebtedness to the extent issued or incurred with our prior written consent (not to be unreasonably withheld or delayed)), in each case that would materially and adversely impair the primary syndication of the Facilities and (f) using your commercially reasonable efforts to obtain public corporate credit or corporate family ratings, as applicable, of the Borrower and public ratings for the Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), in each case prior to the launch of general syndication of the Facilities. Notwithstanding anything contained in this Commitment Letter, the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, none of the commencement nor the successful completion of the syndication of the Facilities, or the obtaining of the ratings referred to above, or any other provision in this paragraph, shall constitute a condition precedent to the availability and Funding of the Facilities.

The Lead Arrangers, in their capacity as such, will manage, (x) with respect to the Term A Facility, subject to your consent (not to be unreasonably withheld or delayed) or (y) with respect to the other Facilities, in consultation with the Borrower, all aspects of the syndication, including decisions as to the selection of prospective Lenders (which may not be Disqualified Institutions) to be approached and when they will be approached, when the prospective Lenders’ commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that (a) the Lead Arrangers will make available a customary information package and presentation to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks, Debtdomain, SyndTrak or another similar electronic system, in each case subject to a standard “click through” or similar confidentiality arrangements substantially consistent with the second paragraph set forth in Section 9 hereof, and (b) certain of the prospective Lenders may be “public side” (i.e., prospective Lenders that wish to receive only information that is either publicly available or not material with respect to you, Target or any of your or its respective subsidiaries or the respective securities of any of the foregoing for purposes of United States federal or state securities laws (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)

(each, a “Public Lender” and, collectively, the “Public Lenders”)). At the request of the Lead Arrangers, you agree to (and, to the extent appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement, to use commercially reasonable efforts to cause Target to) assist us in preparing an additional version of the information package and presentation consisting exclusively of information and documentation with respect to you, Target, your and its respective subsidiaries and the respective securities of any of the foregoing that is either publicly available or not material with respect to you, Target or any of your or its respective subsidiaries or the respective securities of any of the foregoing for purposes of United States federal or state securities laws (the “Public Package”). It is understood that in connection with your assistance described above, customary authorization letters will be included in the Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum and the Public Package to prospective Lenders, confirm that the Public Package does not include Private Side Information about you, Target, any of your or its respective subsidiaries or the securities of any of the foregoing, contain customary disclaimers and include a representation substantially consistent with the representation set forth in Section 4 hereof (other than with respect to (i) the ability to supplement the information subject thereto and (ii) the “knowledge” qualification applicable to Target information), and the Public Package will contain customary language exculpating (x) you (without limitation of your indemnification obligations under Section 7 hereof), Target, any of your or its respective affiliates with respect to any liability related to the misuse of the contents of the Public Package and (y) the Commitment Parties and their respective affiliates with respect to any liability related to the use or misuse of the contents of the Public Package. You acknowledge and agree that, in addition to the Public Package, the following documents may be distributed to all prospective Lenders (other than Disqualified Institutions), including Public Lenders (except to the extent you notify us in writing to the contrary prior to the distribution and provided that you have been given a reasonable opportunity to review such documents and comply with all foreign and United States federal and state securities laws and any other applicable disclosure obligations): (i) the Term Sheets, (ii) drafts and final definitive documentation with respect to each Facility, (iii) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as Lender meeting invitations, allocations and funding and closing memoranda) and (iv) notifications of changes in the terms of the Facilities. You also agree, at our request, to designate (or, in the case of information relating to Target and its subsidiaries, use commercially reasonable efforts to designate) information to be distributed to the Public Lenders by clearly and conspicuously designating the same as “PUBLIC.” All information that is not specifically designated as “PUBLIC” (including the Projections (as defined below)) shall be treated as being suitable only for posting to prospective Lenders that are not Public Lenders. By designating such materials “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the prospective Lenders to treat such materials as not containing Private Side Information.

4.	Information.

You hereby represent and warrant that (with respect to information relating to Target and its subsidiaries prior to the Closing Date, to your knowledge) (a) all written information concerning you, Target and your and its respective subsidiaries (other than (i) any estimates, forecasts, projections or other forward looking information with respect to you, Target or your or its respective subsidiaries delivered in connection with the Acquisition or the preparation of the Confidential Information Memorandum (the “Projections”) and (ii) information of a general economic or industry-specific nature) that has been or will be made available to any of us by you, or any of your representatives on your behalf, in connection with the transactions contemplated hereby (the “Information”), when taken as a whole and as supplemented as provided below, is true and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections have been or will be prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ significantly from projected results and that such differences may be material). You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or prior to the Closing Date with respect to Information and Projections concerning Target and its subsidiaries, to the extent appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement, you will use commercially reasonable efforts to) promptly notify us and promptly supplement the Information and the Projections so that the representations in the preceding sentence remain true (or, prior to the Closing Date, to your knowledge with respect to information relating to Target and its subsidiaries) in all material respects and such supplementation shall cure any breach of any such representation. The accuracy of the foregoing representations, whether or not cured, shall not be a condition to the obligations of the Commitment Parties hereunder. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibilities for the accuracy or completeness of the Information or the Projections.

5.	Fee Letter.

As consideration for the commitments and agreements of MSSF hereunder, you agree to pay or cause to be paid the fees and other amounts described in the Term Sheets and the Fee Letter, dated as of the date hereof (the “Fee Letter”), between you and MSSF, on the terms and subject to the conditions set forth therein.

6.	Limited Conditionality Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the terms of the Facility Documentation for each Facility shall be in a form such that they do not impair the availability and Funding of such Facility if the conditions set forth on Exhibit E hereto are satisfied or waived by the Lead Arrangers for such Facility, it being understood and agreed that, with respect to the Collateral (as defined in Exhibit B hereto) (including the creation or perfection of any security interest) (other than the creation of the security interest in the Collateral pursuant to a New York law security agreement and perfection to the extent possible by the filing of one or more financing statements under the Uniform Commercial Code or, to the extent required in accordance with Exhibit B, the delivery of physical stock or other equity certificates of your U.S. subsidiaries and accompanying stock powers, to the extent certificated), the creation and/or perfection of such Collateral shall not constitute a condition precedent to the availability and Funding of the Bank Facilities and the Secured Bridge Facility but may instead be delivered and/or perfected (i) to the extent required in accordance with Exhibit B, with respect to the delivery of physical stock or other equity certificates of your non-U.S. subsidiaries and accompanying stock powers, to the extent certificated, within 20 business days after the Closing Date or (ii) otherwise within 90 days after the Closing Date (or, in each case, such longer period as each of the Bank Agent and the Secured Bridge Agent may agree in its reasonable discretion) pursuant to arrangements mutually agreed by the parties hereto acting reasonably and otherwise customary for financings of this type, (b) the only representations and warranties the making and accuracy of which will be a condition to the availability and Funding of the Facilities will be (i) the representations made by or on behalf of Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliate has the right (taking into account any cure periods) to terminate your (or its) obligations under the Acquisition Agreement or refuse to consummate the Offer as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the representations and warranties of the Loan Parties set forth in the applicable Facility

Documentation relating to: organizational existence; organizational power and authority (as it relates to due authorization, execution and delivery of the applicable Facility Documentation); due authorization, execution and delivery of the applicable Facility Documentation, and enforceability, in each case, as it relates to entering into and performance under the applicable Facility Documentation; solvency on the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries taken as a whole (solvency to be defined in a manner consistent with the solvency definition set forth in Annex I to Exhibit E hereto); no conflicts of the applicable Facility Documentation with organizational documents; Federal Reserve margin regulations; the Investment Company Act; the use of proceeds of the Facilities not violating the PATRIOT Act, OFAC regulations or the FCPA; and, with respect to the Bank Facilities and the Secured Bridge Facility, subject to the immediately preceding clause (a), the creation, validity and perfection of security interests with respect to the Collateral (subject to security interests and liens permitted under the applicable Facility Documentation) (collectively, the “Specified Representations”) and (c) the only conditions (express or implied) to the availability and Funding of the Facilities are those expressly set forth on Exhibit E hereto, and such conditions shall be subject in all respects to the provisions of this paragraph. This paragraph, and the provisions contained herein, is referred to in this Commitment Letter as the “Limited Conditionality Provision.”

7.	Indemnification; Expenses; Limitation of Liability; Settlement.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and the directors, officers, employees, partners, agents, advisors and other representatives of any of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, Target, any of your or its affiliates or any third party, and to reimburse each indemnified person within 30 days following written demand therefor for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to (x) one counsel to such indemnified persons, taken as a whole, and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), in each case, for all indemnified persons, taken as a whole, and (y) solely in the case of an actual or potential conflict of interest, one additional counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all affected indemnified persons, taken as a whole)); provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or expenses to the extent they result from (i) the willful misconduct, bad faith or gross negligence of such indemnified person (or any of its Related Parties (as defined below)), in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such indemnified person (or any of its Related Parties) under this Commitment Letter or the Fee Letter, as determined by final and non-appealable judgment of a court of competent jurisdiction, or (iii) any disputes solely among indemnified persons and not arising out of any act or omission of you or Target or any of your or Target’s respective subsidiaries (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Agent or Lead Arranger or similar role under any Facility), and (b) whether or not the Closing Date occurs, to reimburse each Commitment Party (x) with respect to any amounts invoiced at least three (3) business days prior to the Closing Date, on the Closing Date, and (y) otherwise, within 30 days after you receive an invoice therefor, in each case for all reasonable and documented out-of-pocket expenses (including due diligence expenses, applicable syndication expenses and travel expenses, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to the Commitment Parties, taken as a whole (and, if reasonably necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) to all such persons, taken as a whole)), incurred by the Commitment Parties in connection with the Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Facility Documentation); provided that, in the event that the Acquisition Agreement is terminated without consummation of the Acquisition or an Alternate Transaction (as defined in the Fee Letter), your reimbursement obligation pursuant to this clause (b) shall in no event exceed $1,000,000. You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, you agree to indemnify and hold harmless such indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability. Each indemnified person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a final, non-appealable judgment of a court of competent jurisdiction).

In no event shall any of the Commitment Parties, their respective affiliates and controlling persons and the directors, officers, employees, partners, agents, advisors and other representatives of any of the foregoing (each, an “Arranger-Related Person”) be liable for any damages resulting from the use by any person (other than such Arranger-Related Person (or its Related Parties)) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages result from the gross negligence, bad faith or willful misconduct of such Arranger-Related Person (or any of its Related Parties), as applicable, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. None of the Arranger-Related Persons, you, Target, or any of your or its respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the Facilities (including the use or intended use of the proceeds of the Facilities) or the transactions contemplated hereby; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth in the immediately preceding paragraph to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an indemnified person is entitled to indemnification hereunder.

For purposes hereof, “Related Party” and “Related Parties” of any person mean any (or all, as the context may require) of such person and its controlled affiliates and controlling persons and its and their respective directors, officers, employees, partners, agents, advisors and other representatives, and in the case of agents, advisors and other representatives, to the extent acting on behalf of, or at the express instructions of, such person or its controlled affiliates or controlling persons.

8.	Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party, together with its respective affiliates (collectively, a “Bank” (for the avoidance of doubt, regardless of whether such Commitment Party or any of its affiliates is a “bank”)), is a full service financial firm and as such from time to time may (a) effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you or Target and your and its respective subsidiaries may have conflicting interests. You acknowledge that the

Banks have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. The Banks may have economic interests that conflict with those of you and Target. You acknowledge and agree that (a)(i) the arranging and other services described herein regarding the Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Banks, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) each Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Bank has any obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their affiliates have not provided any legal, accounting, regulatory or tax advice and you are not relying on the Banks for such advice. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, Target and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for such other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted under Section 9 below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

Each of the parties hereto acknowledges that Morgan Stanley & Co. LLC has been retained by you as financial advisor (in such capacity, the “Buy-Side Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each Commitment Party acknowledges that such retention does not create any fiduciary duties or fiduciary relationships to such Commitment Party on the part of MSSF or its affiliates.

9.	Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person or entity except (a) (i) your subsidiaries and to your and their respective directors, officers, employees, affiliates, members, partners, attorneys, accountants, independent auditors, agents and other advisors on a confidential and “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and (ii) subject to redaction of the Fee Letter in the manner provided for in the Acquisition Agreement, to Target and its subsidiaries and its and their respective directors, officers, employees, affiliates, members, partners, attorneys, accountants, independent auditors, agents and other advisors on a confidential and “need to know” basis solely in connection with their consideration of the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental, regulatory or self-regulatory authority (in which case you agree (i) to the extent permitted by law and reasonably practicable, to inform us promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof, other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses in offering or marketing materials and other related disclosures) may be disclosed (i) in any syndication or other marketing materials in connection with the Facilities or in any prospectus or offering memorandum related to the Notes or Securities and (ii) in connection with any public filing requirement, (e) the Term Sheets, including the existence and contents thereof (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of fees payable thereunder, as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), may be disclosed to any rating agency in connection with the Transactions, (f) the Term Sheets, including the existence and contents thereof (but not the Fee Letter or the contents thereof) may be disclosed (in consultation with the Lead Arrangers) to any Lenders or participants or prospective Lenders or prospective participants and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors on a confidential basis and (g) the Commitment Letter and Fee Letter may be disclosed (in consultation with MSSF) to any Additional Arranger or prospective Additional Arranger and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors on a confidential basis. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the date that is one year following the termination of this Commitment Letter in accordance with its terms.

The Commitment Parties shall use all information received by them from you in connection with the Acquisition and the related transactions solely for the purposes of providing the services or commitments, as the case may be, that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Facility Documentation and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) subject to the final proviso of this sentence, to any Lenders or participants or prospective Lenders or prospective participants (in each case, other than a Disqualified Institution), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall (i) to the extent permitted by law, inform you promptly thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent permitted by law and reasonably practicable, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to such Commitment Party’s affiliates and the directors (or equivalent managers), officers, employees, members, attorneys, accountants, independent auditors, agents or other experts and advisors of such Commitment Party and of such Commitment Party’s affiliates (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby or in connection with the administration, evaluation or monitoring of the commitments of such Commitment Party hereunder and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided, such Commitment Party shall be responsible for its affiliates’ and its and their respective Representatives’ compliance with this paragraph with respect to any information provided to them by such Commitment Party, (e) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in violation of any confidentiality obligation owing to you, Target or any of your or its respective subsidiaries or affiliates, (f) to the extent applicable to establish a due diligence defense, (g) subject to the final proviso of this sentence, to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than a Disqualified Institution), (h) to Moody’s or S&P in connection with obtaining a rating contemplated pursuant to this Commitment Letter and/or the Facility Documentation, as applicable, (i) in connection with the enforcement of such Commitment Party’s rights hereunder or to defend any claim related hereto, (j) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to any contractual or fiduciary confidentiality obligation owing to you, Target or any of your or its respective affiliates or related parties with respect to such information, (k) to the extent that such information is independently developed by such Commitment Party without violating the terms of this Commitment Letter, and/or (l) to the extent that you have consented to the relevant disclosure in writing; provided, further, that the disclosure of any such information pursuant to clauses (a) and (g) above shall be made subject to the acknowledgment and acceptance by the applicable recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in the Confidential Information Memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. In addition, each Commitment Party may disclose the existence of the Facilities and information about the Facilities to market data collectors, similar services providers to the lending industry and service providers to the Commitment Parties in connection with the syndication, administration and management of the Facilities. The provisions of this paragraph shall automatically terminate on the date that is one year following the date hereof unless earlier superseded by the Facility Documentation.

For the avoidance of doubt, nothing in this Section 9 shall prohibit any person from voluntarily disclosing or providing any information within the scope of such confidentiality provisions to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in such confidentiality provisions shall be prohibited by the laws or regulations applicable to such organization.

10.	Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except as expressly contemplated under Section 2 above) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided in Section 7 above, the indemnified persons and Arranger-Related Persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the indemnified persons and Arranger-Related Persons. Notwithstanding the foregoing, but subject to the limitations otherwise set forth herein, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment

Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter, the Fee Letter and other letter agreements entered into in connection herewith on the date hereof are the only agreements that have been entered into among the parties hereto and you with respect to the Facilities and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York; provided, however, that (A) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date hereof) and whether or not there shall have occurred a Company Material Adverse Effect since the date of this Commitment Letter (in each case solely for purposes of the conditions to the availability and Funding of the Facilities), (B) the determination of the accuracy of the Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you or your applicable affiliate have a right to terminate your (or its) obligations under the Acquisition Agreement or a right to refuse to consummate the Offer as a result of a breach of any such representations in the Acquisition Agreement and (C) whether the Offer has been consummated on the terms described in the Acquisition Agreement shall, in each case, be governed by and construed in accordance with the law governing the Acquisition Agreement, regardless of laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably agrees to waive, to the fullest extent permitted by applicable law, all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Acquisition, this Commitment Letter, the Fee Letter or the performance by us or any of our affiliates of the services contemplated hereby or thereby.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby or the performance of services hereunder and agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York state, or to the extent permitted thereby, such federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) and (b) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or the judgment or in any other matter provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. You agree to maintain Genmab US, Inc. (or a successor agent reasonably acceptable to the Commitment Parties) as your agent for service of process at all times during the term of this Commitment Letter. In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “judgment currency”) other than U.S. dollars, the Borrower and each Guarantor will indemnify each Commitment Party against any loss incurred by such Commitment Party as a result of any variation as between (x) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order and (y) the rate of exchange at which such Commitment Party is able to purchase U.S. dollars with the amount of the judgment currency actually received by such Commitment Party. The foregoing indemnity will constitute a separate and independent obligation of the Borrower and each Guarantor and will survive any termination of this Commitment Letter, and will continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” will include any premiums and costs of exchange payable in connection with the purchase of or conversion into U.S. dollars.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein (including an obligation to negotiate in good faith) notwithstanding that the Funding of the Facilities is subject to the conditions specified herein, including the execution and delivery of the Facility Documentation in a manner consistent with this Commitment Letter (including the applicable Documentation Principles); and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter therein; provided that nothing in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (as amended, the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each Lender.

The provisions set forth in Sections 3 (Syndication), 4 (Information), 5 (Fee Letter), 7 (Indemnification; Expenses; Limitation of Liability; Settlement), 8 (Sharing of Information, Absence of Fiduciary Relationship) and 9 (Confidentiality) and this Section 10 (Miscellaneous) and the provisions of the Fee Letter (x) shall remain in full force and effect in accordance with the terms thereof regardless of whether the Facility Documentation shall be executed and delivered; provided that your obligations under Section 7 (Indemnification; Expenses; Limitation of Liability) shall to the extent covered by the Facility Documentation, be superseded by the corresponding provisions set forth in the Facility Documentation upon the execution and delivery of the Facility Documentation, and (y) if the Facility Documentation is not executed and delivered, shall remain in full force and effect in accordance with the terms thereof notwithstanding the expiration or termination of this Commitment Letter or any Commitment Party’s commitment and agreements hereunder (in the case of this clause (y), except for Sections 3 (Syndication) and 4 (Information)).

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on September 29, 2025. Each Initial Lender’s commitment and the obligations of the Commitment Parties hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to the Commitment Parties this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitments hereunder and our other undertakings in connection therewith available until the earliest of (a) 11:59 p.m., New York City time, on the date that is five business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof), as such Outside Date may be extended in accordance with Section 6.01(b)(i) of the Acquisition Agreement as in effect on the date hereof, (b) the date of the termination of the Acquisition Agreement by you or with your written consent, in each case prior to the closing of the Acquisition and (c) the making of the Offer Payment with or without the Funding of the Facilities (such earliest date, the “Commitment Termination Date”). This Commitment Letter and the commitments hereunder shall automatically terminate on the Commitment Termination Date unless we shall, in our sole discretion, agree to an extension; provided that the termination of any commitment pursuant to this paragraph does not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Mark Scioscia
Name: Mark Scioscia
Title: Authorized Signatory

Signature Page to Project Mercator Commitment Letter

Accepted and agreed to as of

the date first above written:

GENMAB A/S

By:	/s/ Jan G. J. van de Winkel
	Name:	Jan G. J. van de Winkel
	Title:	President & Chief Executive Officer

GENMAB A/S

By:	/s/ Anthony Pagano
	Name:	Anthony Pagano
	Title:	Executive Vice President & Chief Financial Officer

Signature Page to Project Mercator Commitment Letter

EXHIBIT A

Project Mercator

Transaction Summary

Attached.

A-1

EXHIBIT B

Project Mercator

$1,000 million Senior Secured Term A Loan Facility

$2,000 million Senior Secured Term B Loan Facility

$500 million Senior Secured Revolving Credit Facility

Summary of Terms and Conditions

Attached.

B-1

EXHIBIT C

Project Mercator

$1,500 million Senior Secured Bridge Facility

Summary of Terms and Conditions

Attached.

C-1

EXHIBIT D

Project Mercator

$1,000 million Senior Unsecured Bridge Facility

Summary of Terms and Conditions

Attached.

D-1

EXHIBIT E

Project Mercator

Conditions

Attached.

E-1